EXHIBIT 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

RELEASE	Immediately

CONTACT	Media: Lee Quarles (314-694-2330)
Analysts: Scarlett Lee Foster (314-694-8148)

U.S. CORN SEEDS AND TRAITS BUSINESS LEADS STRONG SECOND-QUARTER AND FIRST-HALF PERFORMANCE FOR MONSANTO COMPANY

Monsanto national brands see strong demand for higher-yielding corn seed offerings, expect market share and corn acreage gains

St. Louis – April 4, 2007

($ in millions)	Second Quarter 2007	Second Quarter 2006	Six Months 2007	Six Months 2006
Net Sales by Segment
Corn seed and traits	$1,192	$ 811	$1,552	$1,078
Soybean seed and traits	373	449	543	622
Vegetable and fruit seed	174	148	274	273
All other crops seeds and traits	98	97	148	188
TOTAL Seeds and Genomics	$1,837	$1,505	$2,517	$2,161

Roundup and other glyphosate-based herbicides	$ 530	$ 427	$1,179	$ 976
All other agricultural productivity products	249	268	459	468
TOTAL Agricultural Productivity	$ 779	$ 695	$1,638	$1,444

TOTAL Net Sales	$2,616	$2,200	$4,155	$3,605

Gross Profit	$1,450	$1,240	$2,130	$1,874

Operating Expenses	$ 623	$ 566	$1,189	$1,084

Interest Expense – Net	$ 3	$ 20	$ 6	$ 38
Other Expense – Net	$ 6	$ 18	$ 20	$ 22

Net Income	$ 543	$ 440	$ 633	$ 499

Diluted Earnings per Share (See note 1.)	$ 0.98	$ 0.80	$ 1.14	$ 0.91
Items Affecting Comparability – EPS Impact
None	–	–	–	–
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 2.)	$ 0.98	$ 0.80	$ 1.14	$ 0.91

Effective Tax Rate	34%	31%	31%	32%

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Comparison as a Percent of Net Sales:	Second Quarter 2007	Second Quarter 2006	Six Months 2007	Six Months 2006
Gross profit	55%	56%	51%	52%
Selling, general and administrative expenses (SG&A)	17%	18%	20%	21%
Research and development expenses	7%	8%	9%	9%
Income before income taxes and minority interest	31%	29%	22%	20%
Net income	21%	20%	15%	14%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“While the 2007 agriculture season is shaping up to be an outstanding one, the strong demand that we’ve seen for our higher-yielding corn seeds and our higher-margin, triple-trait corn technology has translated into an excellent second quarter and first half for our business. For the sixth straight year, our business is poised for market share gains in the U.S. corn seed market. These results, which underscore our continued ability to deliver a higher-yielding corn product to farmers, highlight the value that each of our six growth drivers can contribute to our overall business and, ultimately, our growth trajectory through the end of the decade.”

Market Conditions

Farmers in the United States are gearing up for the 2007 crop season as planting is already underway in parts of the south. The 2007 season is shaping up to be a strong one for both farmers and the companies that support their business. During the next two months, U.S. farmers will plant corn, soybeans and cotton. Monsanto’s pre-season U.S. crop estimates are consistent with the pre-season reports by the U.S. Department of Agriculture and suggest that corn could be planted on as many as 90 million acres, soybeans could be planted on 67 million acres, and cotton could be planted on 12 million acres. Ultimately, the number of acres may change based on weather conditions and other variables related to planting.

In the Southern Hemisphere, combines are rolling through the fields and harvest is underway. In Brazil, the soybean harvest is ahead of schedule and expected to reach the mid-point during the next two weeks. Farmers in Argentina have also started harvesting their soybeans as well as this year’s summer corn crop. Across the globe, farmers in Australia are gearing to harvest this year’s drought-limited cotton crop while cotton farmers in India will begin planting in earnest come May.

Operations Update

Monsanto reported record net sales of $2.6 billion for the second quarter of fiscal year 2007, which were 19 percent higher than sales in the same period in fiscal year 2006. Key drivers for the quarter were increased corn seed and traits revenues in the United States, as well as higher sales of Roundup and other glyphosate-based herbicides in Brazil, the Europe-Africa region and Argentina. Increased sales in the current quarter were partially offset by lower soybean seed and traits revenues in the United States, as the total number of soybean acres is expected to be reduced in favor of corn.

Net sales in the company’s first half of fiscal year 2007 resulted in record year-to-date sales of $4.2 billion, which were 15 percent higher compared with sales in the same period last year. Key contributors to the company’s growth included higher U.S. corn seed and traits revenues, and higher sales of Roundup and other glyphosate-based herbicides in Brazil, the United States, Argentina and the Europe-Africa region.

Monsanto’s net income for the second quarter of fiscal year 2007 was 23 percent higher than net income in the same period last year. For the first six months of fiscal year 2007, net income was 27 percent higher than net income in the same period last year.

Earnings per share (EPS), both on an as-reported and ongoing basis, was $0.98 for the second quarter and $1.14 for the first six months of the 2007 fiscal year.

Cash Flow

For the first half of fiscal year 2007, net cash provided by operating activities was $520 million, compared with $331 million in the same period in 2006. Net cash required by investing activities was $230 million for the first six months of 2007, compared with net cash required of $466 million for the same period last year. As a result, free cash flow was $290 million for the first half of fiscal year 2007, compared with a use of $135 million in the same period in fiscal year 2006. (For a reconciliation of free cash flow, see note 2.) Higher net income and lower spending compared to the first half of fiscal year 2006, which included payments for a license agreement related to the animal ag business and a contingency payment related to the Seminis acquisition, contributed to the increase in free cash flow in the first half of 2007. Net cash required by financing activities was $200 million for the first six months of 2007, compared with net cash provided of $191 million for the same period last year.

Outlook

Monsanto now expects its full-year 2007 EPS guidance will be in the range of $1.60 to $1.65, both on a reported and ongoing basis. Previously, the company’s full-year 2007 EPS guidance was at the upper end of the $1.50 to $1.57 range.

The company continues to expect free cash flow for fiscal year 2007 to be in the range of $875 million to $950 million. The company expects net cash provided by operating activities to be in the range of $1.425 billion to $1.5 billion, and net cash required by investing activities to be approximately $550 million for fiscal year 2007. (For a reconciliation of free cash flow, see note 2.)

The company’s second and third quarters of fiscal year 2007 historically serve as the primary drivers for the company’s fiscal year 2007 EPS results. The company historically records a loss in the fourth quarter.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Second Quarter 2007	Second Quarter 2006	Six Months 2007	Six Months 2006	Second Quarter 2007	Second Quarter 2006	Six Months 2007	Six Months 2006
Corn seed and traits	$1,192	$ 811	$1,552	$1,078	$ 790	$ 538	$1,013	$ 691
Soybean seed and traits	373	449	543	622	256	338	378	452
Vegetable and fruit seed	174	148	274	273	87	86	138	149
All other crops seeds and traits	98	97	148	188	62	47	80	103
TOTAL Seeds and Genomics	$1,837	$1,505	$2,517	$2,161	$1,195	$1,009	$1,609	$1,395

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Second Quarter 2007	Second Quarter 2006	Six Months 2007	Six Months 2006
EBIT (For a reconciliation of EBIT, see note 2.)	$744	$615	$745	$634
Unusual Items Affecting EBIT	None	None	None	None

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $1.8 billion for the second quarter of fiscal year 2007, or 22 percent higher than sales in the same period last year.

During the second quarter of fiscal year 2007, the company realized increased U.S. corn seed and traits revenue. Strong customer demand for its branded corn seed products contributed to the increase in the quarter. This year, the company’s national corn seed brands are poised to gain market share in the United States for the sixth consecutive year. In fact, the increase could be 3 or more percentage points, which would be the largest one-year gain for Monsanto brands in the corn seed market. Growth in the quarter was also driven by strong adoption of its higher-margin triple-trait corn technology, which the company effectively sold out in its national and regional corn seed brands. Monsanto technology trait acres were up across the board, with triple-trait corn technology expected to be grown on an estimated 16 million acres, or up more than 160 percent when compared with the 6 million acres the technology was planted on in 2006. The company also expects Roundup Ready corn to be planted on more than 50 million U.S. acres, with YieldGard Rootworm and YieldGard Corn Borer expected to be planted on more than 19 million U.S. acres and 40 million U.S. acres, respectively.

Results in the quarter were partially offset by lower soybean seeds and traits sales driven by an anticipated decrease in U.S. soybean acres.

Sales for the segment were also higher for the first six months of the 2007 fiscal year compared with sales in the same period last year. First-half segment sales were $2.5 billion, or 16 percent higher than first-half segment sales in fiscal year 2006. The key drivers for growth in the second quarter were also the primary contributors to growth in the first-half of the fiscal year. Results in the first half were partially offset by lower cotton traits sales as farmers in Australia planted fewer cotton acres in the face of a severe drought.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Second Quarter 2007	Second Quarter 2006	Six Months 2007	Six Months 2006	Second Quarter 2007	Second Quarter 2006	Six Months 2007	Six Months 2006
Roundup and other glyphosate-based herbicides	$530	$427	$1,179	$ 976	$155	$104	$349	$286
All other agricultural productivity products	249	268	459	468	100	127	172	193
TOTAL Agricultural Productivity	$779	$695	$1,638	$1,444	$255	$231	$521	$479

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Second Quarter 2007	Second Quarter 2006	Six Months 2007	Six Months 2006
EBIT (For a reconciliation of EBIT, see note 2.)	$78	$40	$181	$133
Unusual Items Affecting EBIT	None	None	None	None

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Sales for Monsanto’s Agricultural Productivity segment were $779 million for the second quarter of fiscal year 2007, or 12 percent higher compared with sales in the same period last year. Higher sales of

Roundup and other glyphosate-based herbicides in Brazil, the Europe-Africa region and Argentina contributed to the results in the quarter.

Sales for the segment were higher for the first six months of the 2007 fiscal year compared with sales in the same period last year. First-half segment sales were $1.6 billion or 13 percent higher than first-half segment sales in fiscal year 2006. Improved sales of Roundup and other glyphosate-based herbicides in Brazil, the United States, Argentina and Europe-Africa regions were key drivers for growth in the first half of the fiscal year.

Webcast Information

In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent and proposed acquisitions, including Delta and Pine Land Company; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Roundup, Roundup Ready and YieldGard are registered trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to Roundup herbicides in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

Monsanto Company

Selected Financial Information

(Dollars in millions, except per share amounts)

Unaudited

Statements of Consolidated Operations	Three Months Ended Feb. 28, 2007	Three Months Ended Feb. 28, 2006	Six Months Ended Feb. 28, 2007	Six Months Ended Feb. 28, 2006
Net Sales	$ 2,616	$ 2,200	$ 4,155	$ 3,605
Cost of Goods Sold	1,166	960	2,025	1,731
Gross Profit	1,450	1,240	2,130	1,874
Operating Expenses:
Selling, General and Administrative Expenses	433	393	817	743
Research and Development Expenses	190	173	372	341
Total Operating Expenses	623	566	1,189	1,084
Income From Operations	827	674	941	790
Interest Expense	34	33	67	65
Interest Income	(31)	(13)	(61)	(27)
Solutia-Related Expenses	9	7	19	13
Other Expense (Income) – Net	(3)	11	1	9
Income Before Income Taxes and Minority Interest	818	636	915	730
Income Tax Provision	275	195	285	230
Minority Interest Expense (Income)	—	1	(3)	1
Net Income	$ 543	$ 440	$ 633	$ 499
EBIT (see note 2)	$ 822	$ 655	$ 926	$ 767

Basic Earnings per Share (see note 1)	$ 1.00	$ 0.82	$ 1.16	$ 0.93

Diluted Earnings per Share (see note 1)	$ 0.98	$ 0.80	$ 1.14	$ 0.91

Weighted Average Shares Outstanding (see note 1):
Basic	543.6	539.1	543.4	538.0
Diluted	554.3	550.5	554.0	549.5

Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

Condensed Statements of Consolidated Financial Position	As of Feb. 28,2007	As of Aug. 31, 2006
Assets

Current Assets:
Cash and Cash Equivalents	$ 1,565	$ 1,460
Short-Term Investments	—	22
Trade Receivables – Net of Allowances of $310 and $298, Respectively	2,007	1,455
Miscellaneous Receivables	391	344
Deferred Tax Assets	385	390
Inventories	1,888	1,688
Assets of Discontinued Operations	6	6
Other Current Assets	54	96
Total Current Assets	6,296	5,461

Property, Plant and Equipment – Net	2,410	2,418
Goodwill	1,564	1,522
Other Intangible Assets – Net	1,194	1,229
Noncurrent Deferred Tax Assets	617	625
Other Assets	452	473
Total Assets	$12,533	$11,728

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$ 55	$ 28
Accounts Payable	547	514
Income Taxes Payable	370	234
Accrued Compensation and Benefits	202	295
Accrued Marketing Programs	250	494
Deferred Revenues	418	120
Grower Accruals	80	26
Liabilities of Discontinued Operations	2	2
Miscellaneous Short-Term Accruals	635	566
Total Current Liabilities	2,559	2,279

Long-Term Debt	1,581	1,639
Postretirement Liabilities	563	600
Long-Term Portion of Solutia-Related Reserve	143	155
Other Liabilities	518	530
Shareowners’ Equity	7,169	6,525
Total Liabilities and Shareowners’ Equity	$12,533	$11,728

Debt to Capital Ratio:	19%	20%

Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

Statements of Consolidated Cash Flows	Six Months Ended Feb. 28, 2007	Six Months Ended Feb. 28, 2006
Operating Activities:
Net Income	$ 633	$ 499
Adjustments to Reconcile Cash Provided by Operations:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization Expense	257	259
Bad-Debt Expense	23	22
Stock-Based Compensation Expense	35	35
Excess Tax Benefits from Stock-Based Compensation	(34)	(38)
Deferred Income Taxes	7	173
Equity Affiliate Expense – Net	21	15
Other Items	5	(5)
Changes in Assets and Liabilities That Provided (Required) Cash, Net of Acquisitions:
Trade Receivables	(585)	(397)
Inventories	(170)	(207)
Deferred Revenues	291	270
Accounts Payable and Other Accrued Liabilities	110	(290)
PCB Litigation Settlement Proceeds	16	16
Solutia-Related Payments	(17)	(15)
Other Items	(72)	(6)
Net Cash Provided by Operating Activities	520	331

Cash Flows Provided (Required) by Investing Activities:
Purchases of Short-Term Investments	—	(21)
Maturities of Short-Term Investments	22	—
Capital Expenditures	(182)	(157)
Acquisitions of Businesses, Net of Cash Acquired	(62)	(179)
Technology and Other Investments	(24)	(118)
Other Investments and Property Disposal Proceeds	16	9
Net Cash Required by Investing Activities	(230)	(466)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(5)	241
Short-Term Debt Proceeds	—	6
Short-Term Debt Reductions	(8)	(13)
Long-Term Debt Proceeds	4	4
Long-Term Debt Reductions	(71)	(45)
Payments on Other Financing	(3)	(4)
Treasury Stock Purchases	(71)	—
Stock Option Exercises	42	64
Excess Tax Benefits From Stock-Based Compensation	34	38
Dividend Payments	(122)	(100)
Net Cash Provided (Required) by Financing Activities	(200)	191
Effect of Exchange Rate Changes on Cash and Cash Equivalents	15	—
Net Increase in Cash and Cash Equivalents	105	56
Cash and Cash Equivalents at Beginning of Period	1,460	525
Cash and Cash Equivalents at End of Period	$ 1,565	$ 581

Monsanto Company

Selected Financial Information

(Dollars in millions)

Unaudited

1.	All earnings per share figures have been adjusted to reflect the company’s two-for-one stock split which was paid on July 28, 2006, in the form of a 100 percent stock dividend.

2.

EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended Feb. 28,		Six Months Ended Feb. 28,
	2007	2006	2007	2006
EBIT – Seeds and Genomics Segment	$ 744	$ 615	$ 745	$ 634
EBIT – Agricultural Productivity Segment	78	40	181	133
EBIT– Total	822	655	926	767
Interest Expense – Net	3	20	6	38
Income Tax Provision(A)	276	195	287	230
Net Income	$ 543	$ 440	$ 633	$ 499

(A)	Includes the income tax provision on minority interest income.

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. As reflected on page 1 of this release, there were no reconciling items between EPS to Ongoing EPS for the second quarter and six months ended Feb. 28, 2007 and 2006.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2007 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2007 Target	Six Months Ended Feb. 28,
		2007	2006
Net Cash Provided by Operating Activities	$1,425 –$1,500	$ 520	$ 331
Net Cash Required by Investing Activities	(550)	(230)	(466)
Net Cash Flow	$875 – $950	290	(135)
Net Cash Provided (Required) by Financing Activities	N/A	(200)	191
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	15	–
Net Increase in Cash and Cash Equivalents	N/A	105	56
Cash and Cash Equivalents at Beginning of Period	N/A	1,460	525
Cash and Cash Equivalents at End of Period	N/A	$ 1,565	$ 581

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